CONTACT:	JoAnn McMinn SVP, Investor Relations Officer (814) 231-5779

HEADLINE:	Omega Announces Record Fourth Quarter Earnings

FOR IMMEDIATE RELEASE — February 2005 —

STATE COLLEGE, PA – Omega Financial Corporation (NASDAQ:OMEF) achieved record earnings for the quarter ended December 31, 2004 of just over $5.9 million, an increase of $1.5 million or 35.1% over the same period last year. Earnings per diluted share for the quarter were $.47 as compared to $.51 for the same period last year, a 7.8% decrease.

David B. Lee, Omega’s chairman and chief executive officer, said that the results for the fourth quarter reflect the addition of Sun Bancorp’s operations and a balance sheet restructuring that included the early retirement of $171 million of long term Federal Home Loan Bank Debt and the sale of certain assets all owned by Sun. The purpose of the restructuring was to improve Omega’s margin and asset quality. Omega completed its merger with Sun on October 1 of last year.

The restructuring added gains of $570,000 from the debt extinguishment and $653,000 from security sales, Lee explained. The total of these transactions was to increase income before taxes by $1.2 million. Net income contributed from operations of the former Sun franchise for the quarter and the year was approximately $1.5 million, exclusive of the effect of the balance sheet restructuring. Including the effect of the restructuring, the former Sun franchise contribution to net income was approximately $2.5 million for both periods.

For the year, Omega’s earnings were $17.0 million as compared to $17.2 million for 2003, a 1% decrease. Earnings per diluted share for 2004 were $1.78 verses $2.01 for 2003, an 11.4% decrease.

The Sun acquisition expanded Omega’s market presence into seven additional counties in Central Pennsylvania and Northeastern Pennsylvania while adding 23 branches. The total price paid for Sun was $187.7 million, resulting in goodwill and intangibles of $17.1 million being created. To pay for the merger Omega issued 4,117,116 shares of common stock and paid cash of $35.9 million.

Omega now has 68 offices throughout Bedford, Blair, Centre, Clinton, Cumberland, Dauphin, Huntingdon, Juniata, Luzerne, Lycoming, Mifflin, Northumberland, Snyder and Union counties. The bank opened new offices in Cumberland County late last year and in Luzerne County this month.

Quarterly and annual reports, a corporate profile, stock quotes and other financial data can be accessed through the Omega web site at www.omegafinancial.com. Selected financial highlights are summarized on the following page.

OMEGA FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited
	December 31,	December 31,
Assets	2004	2003
Cash and due from banks	$47,877	$32,420
Interest bearing deposits with other financial institutions	31,122	10,682
Federal funds sold	36,350	17,850
Investment securities available for sale	327,979	240,539
Investment in unconsolidated subsidiary	1,625	—
Total loans	1,328,250	788,144
Less: Allowance for loan losses	(15,644)	(10,569)
Net loans	1,312,606	777,575
Premises and equipment, net	35,509	14,348
Other real estate owned	3,082	741
Bank-owned life insurance	72,845	37,134
Investment in limited partnerships	8,605	—
Core deposit intangibles	13,927	50
Other intangibles	2,799	—
Goodwill	156,959	—
Other assets	31,286	8,827
TOTAL ASSETS	$2,082,571	$1,140,166

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$228,408	$155,702
Interest bearing	1,273,674	751,878
Total deposits	1,502,082	907,580
Short-term borrowings	90,241	33,263
ESOP debt	2,192	2,521
Junior subordinated debt	57,190	—
Long-term debt	99,597	21,600
Other interest bearing liabilities	854	813
Other liabilities	14,676	6,950
TOTAL LIABILITIES	1,766,832	972,727
TOTAL SHAREHOLDERS’ EQUITY	315,739	167,439
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,082,571	$1,140,166

OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
	Unaudited
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Interest Income:
Interest and fees on loans	$20,217	$11,472	$53,396	$47,710
Interest and dividends on investment securities	3,032	2,040	8,418	8,765
Other interest income	252	44	557	308
TOTAL INTEREST INCOME.	23,501	13,556	62,371	56,783
Interest Expense:
Interest on deposits	4,891	2,803	12,964	12,339
Interest on short-term borrowings	1,003	64	1,302	329
Interest on long-term debt and
other interest bearing liabilities	1,651	270	2,400	1,038
TOTAL INTEREST EXPENSE	7,545	3,137	16,666	13,706
NET INTEREST INCOME	15,956	10,419	45,705	43,077
Provision for loan losses	(300)		(300)	350
INCOME FROM CREDIT ACTIVITIES	16,256	10,419	46,005	42,727
Other Income:
Service fees on deposit accounts	2,508	1,436	7,076	5,754
Service fees on loans	668	220	1,547	1,351
Earnings on bank-owned life insurance	578	292	1,581	1,395
Trust fees	1,438	885	4,027	3,623
Gain on the early extingquishment of debt	570		570
Gain on sale of loans and other assets	(115)	11	(102)	292
Net gains on investment securities	692	140	963	1,127
Other	2,127	786	4,744	3,263
TOTAL OTHER INCOME	8,466	3,770	20,406	16,805
Other Expense:
Salaries and employee benefits	8,193	4,931	22,888	20,091
Net occupancy expense	1,057	599	2,790	2,372
Equipment expense	1,109	685	3,246	2,777
Data processing service	547	402	1,839	1,673
Pennsylvania shares tax	562	386	1,705	1,539
Amortization of intangible assets	394	2	402	10
Other	4,884	2,014	11,198	9,059
TOTAL OTHER EXPENSE	16,746	9,019	44,068	37,521
Income before taxes	7,976	5,170	22,343	22,011
Income tax expense	2,042	779	5,322	4,826
NET INCOME	$5,934	$4,391	$17,021	$17,185

Net income per common share:
Basic	$0.47	$0.52	$1.79	$2.07
Diluted	$0.47	$0.51	$1.78	$2.01
Weighted average shares and equivalents:
Basic	12,531	8,112	9,484	8,169
Diluted	12,627	8,564	9,579	8,524
Dividends declared per share:
Common	$.30	$.30	$1.20	$1.17
Preferred				$1.35

	OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
	CONSOLIDATED FINANCIAL HIGHLIGHTS
		(Unaudited)
	(In thousands, except as indicated		* )
		For the Quarter		Year to Date
	2004	2003	% Change	2004	2003	% Change
Earnings:
Net income	$5,934	$4,391	35.1%	$17,021	$17,185	(1.0)%
Per share statistics: *
Diluted earnings	$.47	$.51	(7.8)%	$1.79	$2.01	(10.9)%
Dividends declared — common	.30	.30	0.0	1.20	1.17	2.6
Dividends declared — preferred	—	—	—	—	1.35	(100.0)
Book value — common	25.07	19.79	26.7	25.07	19.79	26.7
Book value — tangible	11.28	19.79		11.28	19.79
Market value — High	36.75	38.99	(5.7)	38.75	38.99	(0.6)
Low	30.95	33.24	(6.9)	29.13	31.25	(6.8)
Financial position at December 31:
Assets	$2,082,571	$1,140,166	82.7%	$2,082,571	$1,140,166	82.7%
Deposits	1,502,082	907,580	65.5	1,502,082	907,580	65.5
Net loans	1,312,606	777,575	68.8	1,312,606	777,575	68.8
Shareholders’ equity	315,739	167,439	88.6	315,739	167,439	88.6
Average Balances:
Assets	$2,060,742	$1,139,723	80.8%	$1,371,227	$1,145,407	19.7%
Deposits	1,532,995	907,179	69.0	1,065,230	913,178	16.7
Net loans	1,339,386	780,352	71.6	913,596	779,025	17.3
Shareholders’ equity	255,565	167,810	52.3	191,512	166,469	15.0
Profitability ratios — annualized: *
Return on average assets	1.15%	1.54%	(25.3)%	1.24%	1.50%	(17.3)%
Return on average tangible equity (1)	29.06%	10.47%	177.6	11.84%	10.32%	14.7
Return on average stated equity (2)	9.29	10.47	(11.3)	8.89	10.32	(13.9)
Net interest margin — fully tax equivalent	3.78	4.19	(9.8)	3.92	4.32	(9.3)
Shares outstanding at December 31: *
Common	12,593,524	8,458,823	48.9%	12,593,524	8,458,823	48.9%
(1) Average tangible equity represents average shareholders’ equity less average intangibles and goodwill.
(2) Average stated equity is equal to average shareholders’ equity.